COALBED METHANE LEASE

THIS AGREEMENT (herein called the "Lease") is made wih an effective date of May 1, 2008 between INTERNATIONAL PAPER COMPANY, a New York corporation, whose address is 7600 W. Tidwell Road, Suite 300, Houston, Texas 77040-5714 acting solely on its own behalf and in the capacities herein expressly stated, "Lessor"), and E&Pco LLC a Texas Limited Liability Company whose address is 2500 Tanglewilde Suite #492 Houston, Texas 77063 , (herein called "Lessee").

1.            For value received, Lessor hereby GRANTS, LEASES and LETS exclusively unto Lessee the land as described in Exhibit "A" and shown on Exhibit A-1 attached hereto and made a part hereof and situated in Caldwell Parish, LA (herein called the "Leased Premises"), for the sole purpose of: (a) exploring, drilling, operating for, producing and marketing, coalbed methane gas, gob gas, and their respective constituent products, and any other minerals produced in conjunction with coalbed methane from coal seams, excluding coal, (all such substances are defined for the purpose of this Lease collectively as "CBM") to the extent of Lessor's ownership in these substances, and (b) (but not exclusive of similar use by Lessor, its successor, assigns, grantees or licensees) building roads, laying water and gas pipelines, installing equipment, storing oil, building tanks (but not tank farms), and constructing and laying power stations, power lines, telephone lines, pumping and compressor stations, making land surveys on said land, establishing and utilizing facilities for the surface and subsurface disposal of produced water attributable to the Leased Premises in accordance with the appropriate state and federal regulations, non commercial tower sites and other structures to the extent necessary to investigate , produce, save, dewater, take care of, treat and transport CBM and water attributable to the Leased Premises to the extent of Lessor's rights to grant permission to conduct such activities. It is not the intent of Lessor to lease, and Lessor hereby expressly reserves from the interests leased hereby, any mineral interests (including any undivided or partial interest) on which Lessor owns only the executive privilege, unless this Lease expressly states (i) that such executive privilege is being exercised and (ii) the names of the owners of the mineral interest on whose behalf such executive privilege is being exercised. For purposes of calculating any Shut In Royalty, Delay Rental or Minimum Annual Rental payment herein provided for, Lessor and Lessee stipulate that the Leased Premises shall be deemed to contain 9661 net mineral acres, whether they actually contain more or less; however, this stipulation shall not be effective as to or binding upon Lessor or Lessee for any other purpose. If this Lease now or hereafter covers separate tracts, no pooling or unitization of royalty interest as between such separate tracts is intended or shall be implied or result merely from the inclusion of such separate tracts within this Lease. As used in this paragraph, the words "separate tract" shall mean any tract with royalty or mineral ownership differing, now or hereafter, either as to parties or amounts, from any other part of the Leased Premises. Nothing in this lease shall be construed as granting any rights to recover anything other than CBM and specifically no rights to coal or hydrocarbons from conventional reservoirs are granted hereunder . The use of the term CBM is for convenience and is intended to include names by which CBM is also known, inter alia, such as coal gas, coalseam gas, coalbed gas and firedamp.

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If the Lessor does not own the surface rights to the Leased Premises, the Lessee shall be fully responsible for making all arrrangements with surface owner(s) to allow the Lessee's realization of its rights hereunder. The Lessee is not appointed an agent, representative or partner of the Lessor, and is not authorized or empowered to alter or compromise the Lessor's rights to the Leased Premises.

2.            Upon execution of this Lease, Lessee shall pay to Lessor a bonus of $12.00 per net mineral acre in the Leased Premises as set forth on Exhibit "A,". Subject to the further terms hereof, this Lease shall be for a term of three (3) years from this date (the "Primary Term") and as long thereafter as CBM is produced in Paying Quantities from the Leased Premises; or as long as this Lease is continued in effect as otherwise provided herein. Except as otherwise specifically provided herein, "Paying Quantities" shall mean production in quantities sufficient to yield a return on investment in excess of operating costs even though drilling and equipment costs may never be recovered. However, if Lessee can show to the reasonable satisfaction of Lessor that any well(s) that fail to produce in Paying Quantities are necessary for the de-watering process, then such wells shall be deemed to produce in Paying Quantities and shall not be released from the Leased Premises. The status and re-determination, if necessary, of any well that has been "deemed" to produce in Paying Quantities under the foregoing sentence shall be reviewed by Lessee and Lessor from time to time and at a minimum of on an annual basis.

During the Primary Term, Lessee shall be obligated to carry out a minimum drilling program, as set forth below:

lst Lease year:                6 wells or equivalent = 7,920 feet of horizontal laterals

2nd Lease year:               6 wells or equivalent = 7,920 feet of horizontal laterals

3rd Lease year:               6 wells or equivalent = 7,920 feet of horizontal laterals

As long as the Lease is continued beyond the Primary Term by other provisions contained herein, Lessee will continue to drill a minimum of 12 wells per calendar, or horizontal laterals equivalent = 15,840 feet per year until seventy-five percent (75%) of the net acres in the Leased ?remises have been developed, at which time no further drilling commitment will be required to hold the lease in its entirety. A well shall be defined as a borehole of sufficient depth to test the coal s eams in the Wilcox Formation. Beyond the Primary Term, and until 75% of the net acres in the Leased Premises have been developed , in accordance with the provisions of 3(j) herein below the Lessee shall also make annual minimum royalty payments of $2.00 per net acre on remaining leased acres on the anniversary date of the lease extension in order to maintain its interest in the whole of the Leased Premises. In the event the Lessee drills fewer than the required number of wells in any year after the Primary Term, it shall have no right to drill any further wells in any subsequent year and only those wells and the drilling or spacing unit (Well Tract) acreage assigned to such wells actually in production or capable of being in production (to include any wells being de-watered) shall then comprise the "Leased Premises" for the purpose of this Lease and the Lessee shall have no further interest of any kind in the remaining Lands. Wells drilled in excess of the minimum in any lease year can be credited to the subsequent year.

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3.            As used herein the "Royalty Fraction" shall mean a Base Royalty of 12.5_% plus a Supplemental Royalty based on the Gross Sales Price of the CBM, on a well-by-well basis to be determined as follows:

Price at or Then
Greater than	Total Royalty
per MCF of*	Rate of

$2.50	12.5%
$3.00	15%
$3.50	16%
$4.00	17%
$4.50	18%
$5.00	19%
$5.50	20%

*Average for month

The royalties to be paid by Lessee to Lessor (at the address shown in Paragraph 20) are:

3. (a)	On coalbed methane, produced from the Leased Premises and sold off such premises, or used off the premises (other than for processing at a plant as described in Paragraph 3(c) · hereof), the royalties shall be the Royalty Fraction multiplied by the gross proceeds received from any sale of such coalbed methane . On CBM produced from the Leased Premises and sold by Lessee, the production royalty to be paid to the Lessor by Lessee shall be .the Royalty Fraction of the gross sales price f.o.b. the "Delivery Point". Delivery Point shall be defined as the point at which the CBM is sold to an unaffiliated third party purchaser or the point at which CBM is delivered to an unaffiliated pipeline for re delivery to a point of sale. Royalties shall not be due on any gas used on the Leased Premises by Lessee.

3. (b)	If the CBM produced from any well situated on the Leased Premises shall contain in suspension condensate, gasoline or other natural gas liquids that economically can be separated from the CBM and liquefied by the installation by Lessee of traps, separators or other mechanical devices ordinarily used in the industry for such purpose, then Lessee shall install such devices on the Leased Premises, and Lessor shall receive the royalty specified in paragraph 3(a) on the condensate, gasoline or other natural gas liquid Hydrocarbons so recovered, together with the royalty specified in Paragraph 3(a) on the residue gas, determined as provided in Paragraph 3(a).

3. (c)	If CBM, gas, or casinghead gas or separated gas resulting from field separation produced from the Leased Premises is processed by or for the account of Lessee, or by or for the account of any Affiliate (as hereinafter defined) for the recovery of liquid hydrocarbons therefrom in a gas processing , absorption. stripping or similar plant, then in lieu of royalties on CBM provided in Paragraph 3(a) or 3(b), (i) the royalties shall be the Royalty Fraction of the Market Value at the plant of all liquid hydrocarbons recovered and saved in such plant and attributable to CBM produced from the Leased Premises, less the Royalty Fraction of the reasonable, direct costs (excluding amortization and depreciation on pipeline and plant investment and direct overhead associated therewith) of processing such CBM in the plant for the recovery of such liquid hydrocarbons, and (ii) the royalties on the residue CBM resulting from such plant operation attn'butable to CBM produced from the Leased Premises shall be in an amount and determined as provided in paragraph 3(a).

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3. (d)	The royalties provided in this paragraph 3 shall be determined and delivered to Lessor free of all cost, including but not limited to any development, production, compression, processing treating, dehydrating, gathering, marketing, transportation, delivery, and other like costs (other than those provided for in Paragraph 3(c) hereof; such royalties shall also bear and be subject to severence taxes applicable to Lessor's share of production that are paid by Lessee. The tenn "Gross Sales Price" as used in this agreement with respect to CBM shal.l mean the final and actual sales price at which CBM ·is sold via an anm length transaction to a Non-Affiliated Bona Fide Third Party Purchaser f.o.b. the Delivery Point, plus BTU bonus or minus BTu penalty without deduction from said gross sales price for any on-site handling, collecting, transportation, dehydrating and compression charges, brokerage fees, sales commissions, credit losses, · sales tax, discounts on sale of promissory notes, bank fees, license tax, privilege tax, occupational tax, advertising, and any other charges whatsoever or taxes paid by Lessee for the privilege of conducting business in, Louisiana or as specified in Paragraph 24 hereof. The tenn "Delivery Point" as used herein shall mean the point at which CBM produced hereunder is delivered, whether from the well head, compressing station, or a point of entry into a third party transmission line or carrier or final end-user purchaser. The tenn "Affiliate" means any individual, corporation, joint venture, partnership or other entity or organization controlling, controlled by or under common control with Lessee (the concept of control meaning the possession, directly or indirectly, of the power to direct or cause the direction of tl:ie management and policies of another, whether through ownership of voting securities (owning 50% or tnore), by contract or otherwise). The term "Bona Fide Third Party Purchaser'' shall mean a purchaser who pays consideration in good faith without intending to take advantage of Lessee or Lessor, and in no instance shall said purchaser include .an individual(s), party, company or corporation which is an Affiliate of Lessee or Affiliate Lessee's successors or assigns.

3. (e)	No shut-in payments are due hereunder during the Primary Term. If at any time, whether before or after the expiration of the Primary Term, Lessee shall have completed on the Leased Premises a CBM well that is capable of producing in Paying Quantities but is shut-in due to the lack of a ready and available market, with the result that CBM is not produced and sold, or used, Lessee shall pay as Shut-In Royalty to Lessor (at the address specified in Paragraph 20) for each shut-in CBM well, on or before the expiration of the later of ninety (90) days after (i) the Completion Date (as hereinafter defined) or (ii) the date such CBM ceases to be sold or used or (iii) after the expiration of the Primary Term, as the case may be, and thereafter at quarterly intervals on the date the first Shut-In Royalty payment is made, an amount equal to two Dollars $2.00 multiplied by the number of acres of the Leased Premises included in the Well Tract (as hereinafter defined) upon which the well is located. During the periods for which such payments are made, it will be considered that such well is producing CBM in Paying Quantities within the meaning of this Lease and the Lease may be extended for the Well Tract from quarter to quarter by timely payment of the quarterly Shut-In Royalty. Lessee may not maintain this Lease as to any Well Tract solely by virtue of the provisions of this paragraph 3. (e) for more than an aggregate of 36 months. Interruption of a continuous shut-in period on a specific well by a return to production of the well for a period of less than forty five (45) days sabll not be considered as interrupting the basis for payment of the shut-in royalty which shall continue to be due and paid quarterly on the basis indicated above.

3. (e)(l)	If at any time Lessee causes CBM to be vented or flared, hereinafter venting, to the atmosphere for a period greater than thirty (30) days, Lessee shall pay to Lessor on a monthly basis two Dollars $2.00 per acre for each acre included in the Well Tract as a Venting Payment, due on or before the last day of the calendar month following the calendar month in which the venting occurred. Venting Payments made under this paragraph 3. (e)(l) shall be considered for each such well as producing in Paying Quantities. Interruption of a continuous venting period on a specific well by a return to production or shut-in of the well for a period of less than forty five (45) days shall not be considered as interrupting the basis for payment of the Venting Payment which shall continue to be due and paid monthly on the basis indicated above. Lessee may not maintain this Lease as to any Well Tract solely by virtue of the provisions of this paragraph 3.(e)(l) for more than an aggregate of 12 months .

COALBED METHANE LEASE - 4

3. (f)	Reporting and payment to Lessor of royalties from the production of CBM shall commence no later than ninety (90) days after the date of first sales from each completed well. Thereafter, unless otherwise specifically provided herein, all reportings and payments of royalties shall be made on or before the last day of the second calendar month following the calendar month in which the production occurred or within fifteen (15) working days after Lessee receives its payment from the CBM purchaser, whichever occurs first. In the event Lessee fails to pay any royalties when due, Lessor reserves the right, but not the obligation. at any time to demand payment of royalties directly from the purchaser of the CBM upon thirty (30) days written notice to Lessee and said purchaser. Reporting shall show for the individual well(s) and the monthly totals: quantities of CBM produced, vented and flared hereunder during the preceeding month; the quantities of CBM sold and used as permitted hereunder, the sales price at the Delivery Point, calculations of the Royalty Fraction to be paid by Lessee and the sales price for all CBM produced from Lessees operations of which the Leased Premises are a part. Royalties or other payments to Lessor provided for in this Lease that are not paid for whatever reason within the time period specified therefor shall accrue mterest at the rate of six percent (6%) per annum in excess of the prime interest rate posted by at least 75% of the nation's largest banks as published in the Wall Street Journal, per annum, from due date until paid, provided that such interest rate shall be reduced automatically to the legal maximum rate in the event same ever exceeds such maximum rate. Acceptance by Lessor, its successors, agents, or assigns, of royalties that are past due shall not act as a waiver or estoppel of its right to receive or recover interest due thereon under the provisions hereof. No tender or payment to Lessor of a sum less than the total amount due to Lessor shall be deemed a full settlement, whether by accord or satisfaction or otherwise, notwithstanding a check in tender of payment may contain language of settlement or accord printed or otherwise inserted thereon unless made and received in accordance with a separate written agreement executed by Lessor and Lessee. Lessee shall furnish Lessor on a monthly basis copies of all reports submitted to the Louisiana State Oil and Gas Board or other regulatory authority showing quantities of Hydrocarbons and water produced from each well located on the Leased Premises and all production sales records and all other data relative to the calculation and payments of royalties. Lessee shall keep all proper records to enable a correct determination of all CBM produced and marketed (or delivered to Lessors' credit in pipelines or otherwise), to which records Lessor or their duly authorized agents shall have access to at all reasonable times for a period of three (3) years after the making of any such payments for the putpose of audit or verification of the statements furnished by Lessee to lessor.

3. (g)	Notwithstanding the provisions of Paragraph 3.(f), Lessor and Lessee agree that the payment and reporting to Lessor of all royalties then. due from the production of CBM on or before the last day of the second ·calendar month following the calendar month in which the production occurred shall be deemed a condition of this Lease. Should this condition be breached, subject to the provisions of Section 3(f) hereof,J,essor shall have the right at the election of Lessor, to give written notice to Lessee and Lessee shall have thirty (30) days from receipt of said written notice in which to cure the breach by the payment and reporting of all royalties then owing, plus the interest provided for in paragraph 3(f). If Lessee fails to cirre the breach within said thirty (30) day period then Lessor may, at its option, terminate this Lease. In the·absence of an adverse claim against Lessor's title, Lessee shall have no right to withhold or suspend any funds claimed by Lessor without the prior written consent of Lessor. Lessee shall pay all reasonable attorney fees incurred by Lessor in connection with any lawsuit in which Lessor is successful in recovering royalties or .interest or in confirming this Lease's termination due to Lessee's failure to pay and report royalties within the periods set forth in this Lease.

3. (h)	Each demand for payment of royalty by Lessor, made as a predicate to Lessor's termination of this Lease, shall contain a demand for a specific amount of royalty and describe the time period for which the royalty payment is due. In the event Lessee disputes liability for paying all or any portion of the demanded royalty, Lessee shall, within thirty (30) days of the receipt of such demand, pay any amounts of royalty which are due to Lessor and undisputed by Lessee, and Lessee shall, in Writing, descnbe to the Lessor the specific reasons why Lessee claims that it does not owe the disputed amounts to Lessor. Within ten (10) days of the receipt of Lessee's response to Lessor's demand, if Lessee disputes the amount of any royalties demanded, representatives of Lessor and Lessee shall meet to attempt, in good faith, to resolve the dispute with regard to the amount of royalties owed. In the event that such dispute cannot be resolved within thirty (30) days of Lessor's receipt of Lessee's response to Lessor's demand for payment of royalties, the parties shall submit suGh dispute to . arbitration before the American Assod.ation of Arbitr.cition pursuant to its Rules for the Resolution of Commercial Disputes. If the amount in dispute is under $1,000;000, only one arbitrator shall be appointed. If the. amount m-dispute iS in excess of $, 000,000, the arbitration panel shall be composed of three arbitrators, each of whom shall have at least ten. (10) years of experience in the oil and gas industry and none of whom shall have, within five (5) years of the date of their appointment, been employed by; sociated with, or provided professional services to either Lessor or Lessee. In the ev.ent a three (3) member panel of arbitrators is required, each party shall be entitled to appoint one (1) arbitrator, and the two arbitrators shall select a third arbitrator. If the two arbitrators are unable to select a third arbitrator, the third arbitrator shall be appointed by the United States District Judge sitting for the Souhem District of Texas, Houston Division. In such arbitration proceedings, the evidence adduced shall be governed by the Federal Rules of Evidence. The arbitration proceedings shall be held in Houston, Texas, or at such other location as may be .agreed to by the parties or ordered by the arbitrators. In the event the arbitration panel issues an award stating an amount of unpaid royalties owed to Lessor, Lessee shall make full payment of the award within thirty (30) days of its rendition. During the pendency of the dispute over unpaid royalties, including arbitration proceedings, Lessor shall not tenninate the Lease; provided, however, should the arbitration award determine that Lessee did not exercise good faith in disputing the amount of royalties owed, the arbitration panel may, in addition, provide for terrniilation of the Lease. Any arbitration award entered by the arbitration panel determining that Lessor is entitled to tennination of the Lease shall be subject to appeals available from arbitration awards. Should the arbitration panel so determine, it may suspend the award of termination of the Lease pending the appeal from the arbitrator's award. The Lessee shall pay all arbitration costs if the panel awards a settlement in favor of Lessor.

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3. (i)	Notwithstanding the provisions of this Paragraph 3 to the contrary, Lessor shall have the right and option, but not the obligation, to take in kind all or part of Lessor's Royalty Fraction of all CBM produced under the terms of this Lease and to separately market such CBM for Lessor's own account. Lessor's option may be exercised at any time and from time to time by Lessor giving Lessee not less sixty (60) days advance written notice. Lessee agrees that all CBM contracts which obligates Lessee to sell gas for greater than a thirty (30) day term shall include a provision whereby the Lessor has the right to take in kind and separately market Lessor's royalty share of CBM, and Lessee shall expressly provide in the contracts that the CBM transmission carrier shall be obligated by contract to carry the Lessor's royalty share of CBM on the same terms, conditions and at a rate not greater than the rate applied to lessee's CBM. In the event Lessor elects to take in kind Lessor's royalty CBM, Lessee agrees to deliver such CBM into the sales pipeline free of all cost and expense to Lessor except Lessor's share of severence taxes. Should Lessor elect not to take in kind its Royalty Fraction of any Cl3M produced hereunder after having done so, Lessor shall notify Lessee, upon sixty (60) days written notice, of Lessor's desire to no longer take said royalty in kind and it shall be Lessee's obligation to market said production for Lessor and to pay Lessor's royalty according to the terms of this Lease.

3. (j)	If, during any calendar year after the Primary Term while this Lease is in force, CBM shall be produced from any well on the Leased Premises, but there has not been paid hereunder to Lessor the sum of at least $2.00 per net acre during that year for each net acre subject to this Lease at the end of such year, by way of shut-in CBM well royalties and/or royalties paid on actual production, Lessee shall, within ninety (90) days after the end of such lease year, pay or tender to Lessor (at the address specified in Paragraph 20), as a minimum annual royalty, the difference between the total of such production royalty and shut in gas royalty payments made under this Lease during such lease year and said sum of $2.00 per net mineral acre multiplied by the number of net acres to which this Lease is in force at the end of such calendar year. The payment of minimum annual royalty provided for in this Paragraph 3U) shall not be in lieu of actual production of CBM in paying quantities and Lessee shall not be entitled to continue this Lease in force by payment of such minimum royalty if, in fact, the actual production of CBM is not in paying quantities as determined in accordance with the provisions of Paragraph 2 above. It is further provided that nothing contained in this Paragraph 3U) shall be construed as preventing or delaying the termination of this Lease under the provisions of Paragraph 4 hereof, nor as impairing Lessee's continuing obligation to reasonably develop the Leased Premises after the discovery of CBM thereon in paying quantities, in accordance with this Lease, nor as in any manner impairing Lessee's continuing obligations to protect the Leased Premises from drainage by wells on adjoining or adjacent lands, as provided in Paragraph 6 hereof.

3. (k)	Measurement of CBM. (a) The unit of vol\IDle for measurement of the CBM produced hereunder shall be one (1) cubic foot of gas at a base temperature of 60 degrees Fahrenheit and at an absolute pressure of fourteen and seventy-three hundredths (14.73) pounds per square inch, absolute ("PSIA"). All fundamental constants, observations, records and procedures involved in determining and/or verifying the quaritity and other characteristics of gas delivered hereunder, unless otherwise specified herein shall be in accordance with the standards prescribed in Report No. 3 of the American Gas Association ("AGA'') as now and from time to time may be amended or supplemented.. All measurements of CBM shall be determined by calculations in the terms of such unit All quantities given herein, unless expressly otherwise stated, are in tenm of such unit (b) Lessee or the purchaser of production, as required by Lessee and under Lessee's direction and supervision shall maintain and operate at its sole expense measuring stations located at each wellhead.. Said measuring stations shall be equipped with turbine or rotary meters or other types of meters with totalizer as agreed to by Lessor and Lessee so as to accomplish the accurate measurement of volumes of CBM produced hereunder. (c) Lessor may at its option and expense install check meters for checking Lessee's metering equipment and the same shall be so installed as to not interfere with the operation of Lessee's facilities . (d) The specific gravity of the CBM flowing through the meter or meters shall be detemrined monthly by the use of an AGA accepted gravitometer or by computing from fractional analysis of samples of the CBM taken at as many points as necessary to permit the calculation of an average specific gravity representativ e of all the CBM produced hereunder. Specific gravity so determined will be used in calculating gas production for the month in wruch the tests are made. (e) The Gross Heating Value of the CBM shall be determined by taking continuous samples at as many points as necessary to permit the calculation of an average Gross Heating Value representative of all CBM produced and sold hereunder. .The sample may be run on a calorimeter or Gross heating Value may be computed from fractional analysis of such sample. The result shall be applied to CBM produced during the month in which samples are taken. (f) Ifupon any test, the metering equipment in the aggregate is found to be inaccurate by two (2) percent or more, registration thereof or any payment based upon such registration shall be corrected at the rate of such inaccuracy which is definitely known or agreed upon, or if not known or agreed upon, then for a period extending back one-half of the time elapsed since the previous calibration. Following any test, any metering equipment found to be inaccurate to any degree shall be adjusted immediate ly to measure accurately.

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4.            If Lessee has not met its minimum annual drilling program as set out in Paragraph 2 hereof, as of each respective anniversary date, the Lease shall terminate as to the undeveloped acreage unless on or before such respective anniversary date Lessee shall pay or tender the sum of $2.00 per net undeveloped mineral acre, (being $2.00 times the number of undeveloped acres in the Leased Premises) (herein called "Delay Rental") to Lessor at the following address: International Paper Minerals Division, 7600 W. Tidwell Road, Suite 300, Houston, Texas 77040- 5714, Attention: Manager Mineral Resources.Such payment shall cover the privilege of deferring the respective annual minimum drilling program for a period of twelve 02) months. The payment or tender of Delay Rental may be made by check delivered on or before the due date for such payment to Lessor at the address designated above or to such other address hereafter specified in written notice from Lessor to Lessee, said written notice to be delivered to Lessee at least forty-five (45) days prior to any particular anniversary date. Lessee may at any time execute, file in the proper public records and deliver to Lessor a rel;;se or releases covering any portion or portions of the Leased Premises and thereby surrender this Lease as to such portion ot portions and be relieved of all obligations not theretofore accrued as to the acreage surrendered, and thereafter the Delay Rental hereunder and the Minimum Annual Rental payable in accordance with paragraph 3G) shall be reduced in the proportion that the acreage covered hereby is reduced by such release or releases. Any bonus or other payµient or consideration paid by Lessee to Lessor for this Lease shall not be credited, allocated or prorated to or against the Delay Rentals provided for in this paragraph. Ifduring the Primary Term Drilling Operations (as hereinafter defined) are commenced on the Leased Premises, this Lease will remain in effect as to the entirety of the Leased Premises without the further payment of annual Delay Rentals only for so long as Continuous Operations (as hereinafter defined) are prosecuted or the minimum annual drilling commitment has been met. Should Lessee thereafter during the Primary Term hereof cease to conduct such Continuous Operations, or if all of the Leased Premises are not maintained by Continuous Operations or the minimum annual drilling commitment has not been met, this Lease shall terminate as to all portions of the Leased Premises not then included in Well Tracts (as hereinafter defined) unless on or before the date on which the next subsequent well is required to be commenced, or on or before the anniversary date of a respective annual minimum drilling program, whichever date is later, Lessee pays or tenders to Lessor, in the manner Specified above, Delay Rentals equal to $2.00 times the number of net undeveloped acres in the Leased Premises located outside of existing Well Tracts, and thereafter resumes payment of annual Delay Rentals thereon as hereinabove provided . Delay Rentals can not extend the lease longer than three(3) years under any circumstances.

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5.(a)       As used in this Lease, the terms "Operations," "Drilling Operations,"Continuous Operations" and "Other Operations" shall have the meanings set forth in Paragraph 5(d) hereof

5.(b)       In the event Lessee at any time drills a dry Hole on the Leased Premises and no CBM is then being produced in paying quantities hereunder, 0r in the event all production of CBM in paying quantities from the Leased Premises should at any time cease for any cause and this Lease is not otherwise being maintained, this Lease shall continue in effect for a period of ninety (90) days from abandonment of such dry hole or cessatioh of production and may be ;

continued thereafter under the following conditions:

5(b)(l) If Lessee commences Operations on the Leased Premises within such 90 day period, this Lease shall continue in effect as long as IDrilling Operations or Other Operations are prosecuted with due diligence and so long ther1after as CBM is produced hereunder; provided however, this Lease may not be maintained so. ely by Other Operations for any period in excess of ninety (90) consecutive days unless the minimum annual drilling commitment is continually met or delay rentals have been paid.

5.(c)       If no CBM is being produced from the Lease Premises at the expiration of the Primary Term, but Lessee is then engaged in Drilling Opera,ons, or if within the ninety (90)day period specified in Para,graph 5.(b) above Lessee commenies Drilling Operations, this Lease shall continue in effect in the manner and for the time speci:fi.4 in Paragraph 5.(e) hereof.

5.(d)       For purposes of this Lease:

5.(d)(l)          The term "Drilling Operations" shAfl mean that a derrick, a rig and machinery capable of drilling a depth sufficient to test the prospective coalseam horizon at the permitted depth has been erected on the Leased Premises and tJiat such rig is rotating under power.

5.(d)(2)         The term "Other Operations" shalll include all completion or abandonment operations, reworking, reconditioning, deepening, p1ugging back, cleaning out, repairing, testing or dewatering of a well being conducted with eqiliptnent customarily used in the industry for such operations, in a prudent manner with reasona le diligence in a bona fide good faith effort to obtain, maintain, enhance and/or restore the prMuction of CBM in Paying Quantities. Coal desorption testing beyond 90 days from coal core retrieved shall not meet the definition of "Other Operations" under this Lease.

5.(d)(3)         The term "Operations " shall mean ither Drilling Operations or Other Operations, or both.

5.(d)(4)         The completion date of a produchlg well is herein defined as: (i)        the date thirty (30) days following the running of final producti9n casing and/or liner in the hole, or, (ii) thirty (30) days following the date total depth is r ached, or (iii) the date of completion as reported to the statewide conservation agency or co:rrlmission having jurisdiction, whichever is the earlier date. The completion date of a well whic results in a dry hole and is abandoned shall be the date upon which all work in the hole has be completed and the plug is set, or the drilling rig ceases to operate on such well, whichev¢r is the earlier date.The commencement date of Operations not specifically set forth in this pfu-agraph shall be the date on which the equipment required to conduct such Operations in the manner specified herein has been installed on the well and the actual operation thereof has commenced; and the completion or cessation of any such Operations shall be deemed to have occurred on the earlier of the date such Operations are discontinued or the date such equipment is removed from the well.

COALBED METHANE LEASE - 8

The cessation of production from a well shall be deemed to have occurred when actual production has ceased, without any reasonable expectation of resumption of production in Paying Quantities from that well; and except for a gas well on which Shut-In Royalty payments have been paid under paragraph 3(e) above, a well shall be conclusively presumed to have ceased production without reasonable expectation of resumption thereof if no CBM is produced in Paying Quantities for a period of ninety (90) consecutive days, and no Operations are conducted thereon during such ninety (90) day period.

5.(d)(5)         Operations shall be Continuous Operations if not more than ninety (90) days elapse.betWeen the completion or abandonment of Drilling Operations on one well and the Commencement of Drilling Operations on another well.

5.(e)       This Lease shall continue in force as to all of the Leased Premises so long as Lessee is engaged in Continuous Operations (as hereinabove defined) on the Leased Premises and production in paying quantities continues, subject to the limitations set forth in this Paragraph 5.(e). Upon Lessee's failure to maintain Continuous Drilling Operations this Lease shall tenninate except as follows:

5.(e)(l)          If Lessee has completed a CBM well on the Leased Premises, then this Lease shall continue as to and only as to the intervaJ from the surface to 100 feet below the base of the deepest producing Coal Seam in such well, insofar as such interval pertains to a tract of a maximum of one hundred sixty (160) surface acres, plus or minus a tolerance of 10%, around each such well. The respective surface acres and strata thereunde!perpetuated as prescribed above shall be referred to herein as a "Well Tract". In the event any federal or state law, or any order, rule or regulation of the statewide conservation agency or commission having jurisdiction prescribes a spacing pattern for the development of the field, or allocates a producing allowable in whole or in part based on surface acreage per well or based upon the acreage to be drained by a well drilled horizontally , or otherwise in an articulated manner, then any Well Tract retained hereunder may include as much additional acreage as may be so prescribed or as may be used in such allocation or allowable. If such "order" results in a spacing pattern or allocation of allowable based on acreage which amount is less than that originally established, then each such Well Tract shall be revised to include such lesser .amount of acreage. Such reduction shall be immediately effective and Lessee shall then comply with the continuous drilling provisions of Paragraph 5. Each Well Tract shall, as nearly as practicable , be in the fonn of a square or a rectangle with the well by virtue of which same is held located in the approximate center thereof. However, as an overriding consideration, Lessee shall form each Well Tract so as to best utilize all available acreage covered by this Lease and so as not to leave acreage outside of a Well Tract which cannot be utilized or included in subsequently created Well Tracts.

COALBED METHANE LEASE - 9

5.(e)(2)         If the statewide conservation agency or commission does not prescribe a spacing unit and pattern, then within ninety (90) days after the completion date of any producing well, Lessee shall designate to Lessor in writing a Well Tract for each such well, with the producing stratum or strata defined with particularity by reference to Lessee's well logs. Lessee shall file a memorandum in the proper county records describing the Well Tract or Well Tracts. After the expiration of the Primary Term, and the expiration of compliance with the continuous development obligations herein described, each Well Tract shall constitute a separate Lease with the terms of this Lease, and neither production from nor Operations on any other Well Tract or any other portion of the Leased Premises shall maintain this Lease in force as to any other Well Tract. The determination of a well's classification as CBM by a governmental authority shall be controlling as between Lessor and Lessee for all purposes of this Lease; provided however, if it is subsequently determined that such classification is not correct, Lessor's and Lessee's rights under this Lease shall in no way be limited or impaired thereby.

5.(f)        Lessee may at any time execute, file in the proper public records and deliver to Lessor a release or releases covering any portion or portions of the Leased Premises and thereby surrender this Lease as to such portion or portions and be relieved of all obligations not theretofore accrued as to the acreage surrendered.

6.            In the event a well or wells producing CBM should be brought in draining the Leased Premises, Lessee agrees to drill such offset wells as a reasonable and prudent operator would drill under the same or similar circumstances. Without limiting the foregoing, it shall be presumed that any producing CBM well situated within 500 feet of the Leased Premises, is draining the Leased Premises. Operations for any such offset well to be drilled to protect the Leased Premises from drainage shall be commenced within one hundred twenty (120) days after commencement of production from the draining well and continued with due diligence and in a prudent manner with no cessation of Operations of more than thirty (30) days. It is further provided that in lieu of drilling such offset well, Lessee may, at its option, within the one hundred twenty (120) day period, release the Lease as to that portion of the Leased Premises lying adjacent to such draining well. The portion of the Leased Premises so released shall be as nearly as practical in the form of a square or rectangle (either in stand-up or laydown form) and shall be 160 acres or such larger area as may be permitted or prescribed by the appropriate governmental authority for the draining well.

7.            Lessee recognizes that Lessor does not own the surface estate associated with the Lease Premises and that Lessor only is leasing whatever right it may have relative to the coalbed methane on the lease premises. At least three days . prior to commencement· of seismic or operations other than drilling hereunder, Lessee will contact said Regional Manager and.Lessor notifying them of the date and locations where said operations will be conducted, and an estimate of the time necessary for its completion with a copy to Lessor. Lessor does not grant permission for said seismic surveys without the permission of the surface owner. Upon receipt of such notice, Lessor will furnish Lessee with its then current fee schedule for seismic damages, if applicable. In the event Lessee performs, or causes to be performed, any seismic operations on the Leased Premises, Lessee agrees to pay Lessor, or the applicable surface owner, the amounts set forth in such fee schedule. Lessee agrees to make such payment promptly upon the completion of said seismic operations by check payable to INTERNATIONAL PAPER COMPANY or the applicable surface owner. Such payment shall be for minimum damages to the surface of the Leased Premises.Any excessive damages as determined by the Regional Manager, as a result of said seismic operations, shall be borne by Lessee. It is understood that notwithstanding the criteria set out in this clause that the provisions of applicable legislation, rules and policies will override the criteria and that such must be complied with by the Lessee. It is also understood by the Lessee that such legislation, rules and policies may be in the process of being changed to reflect CBM. It is the responsibility of the Lessee to obtain all necessary permits and authorizations necessary for the conduct of its operations and the Lessor agrees to cooperate with respect to obtaining such permits or authorizations when necessary or appropriate.

COALBED METHANE LEASE - 10

8.            It is expressly agreed and understood that the Lessee is not granted any right to voluntarily pool, combine or unitize the Leased Premises in which Lessor owns one hundred percent (100%) of the CBM rights with any land not covered by this Lease without the prior written consent of Lessor. Lessee shall notify Lessor in writing not less than ten (10) days prior to Lessee's commencement of any action to institute or support any statutory, administrative or regulatory action to combine, pool or unitize the Leased Premises with any lands not covered by this Lease. Said notice shall include copies of any support materials available to Lessee which would aid Lessor in assessing the consequences of the proposed action. Additionally, Lessee shall notify Lessor in writing upon receiving notice that a third party intends to institute such action to combine, pool or unitize the Leased Premises with lands not covered by this Lease, such notice to be given within five (5) days of Lessee's receipt thereof, or in any event within a time sufficient to permit Lessor to participate in any proposed hearing or proceeding. In the event any part of the land included in this Lease is unitized by order of any governmental authority having jurisdiction for production of oil and/or gas/and or CBM then, notwithstanding anything to the contrary contained in this Lease or in the unit order, and whether or not the unit well is located on the Leased Premises, the royalty herein reserved in favor of Lessor on production from such unit shall be calculated and paid on the proportion of the land included in this Lease bears to the land included in the whole government approved well-site spacing unit.

9.            This Lease does not include and there is hereby excepted and reserved to Lessor all minerals except "CBM" as defined in Paragraph 1, including but not limited to sulphur (except when produced as a constituent element), coal, lignite, iron ore, limestone, uranium and other fissionable materials, geothermal energy (including hydrostatic pressur e and . thermal energy), base and precious metals and other mineral and non-mineral substances, presently owned by Lessor in, under or upon the Leased Premises, together with the rights of ingress and egress and use of the Leased Premises by Lessor and its mineral lessees, for purposes of exploration for and production of the non-CBM minerals reserved herein to Lessor. Lessor and Lessee each shall conduct their respective operations on the Leased Premises so as not to unreasonably interfere with the operations or activities of the other. Gob gas is considered CBM and for the purpose of this Lease is defined as that gas which is liberated and accumulates within the fractured collapse zone resulting from the underground mining of coal seams.

COALBED METHANE LEASE - 11

10.          The rights of either party hereunder may be assigned in whole or in part and the provisions hereof shall extend to the respective heirs, executors, administrators, successors and assigns of the parties hereto; provided, however that any such assignment by Lessee shall require the prior written consent of Lessor, and such consent shall not be unreasonably withheld. If Lessor denies Lessee's request to assign, Lessor may, at its sole discretion, agree to grant such consent after an amendment of the terms contained herein, including, but not limited to: a) increased insurance requirements, b) bonding or letters of credit covering financial obligations, plugging, abandonment, restoration, or other mutually agreed considerations. No change or division in Lessor's ownership of the land, rentals or royalties however accomplished shall operate to enlarge the obligations or diminish the rights of Lessee, nor shall any such change or division be effective for any purpose until the person acquiring any interest has furnished Lessee with the instrument or instruments, or certified copies thereof, constituting the change of title from Lessor. Notwithstanding the foregoing, if Lessee elects to assign any part or all of Lessee's rights and interests hereunder, Lessee and Lessee's assignees shall remain liable and responsible to Les.sor (unless released in writing by Lessor) for all surface and subsurface damages which may be caused to the Leased Premises, both before and after the effective date of any .such assignment, and shall remain bound by all of the terms, conditions and covenants, both express and implied, of this Lease, including the payment of royalty. Lessee shall comply and cause any successor assignee to comply with all valid laws, rules, and regulations affecting the Leased Premises and all operations thereon.

Notwithstanding any consent to assignment, in whole or in part, Lessor shall retain the right and in its sole discretion havethe right to approve any operator, including any party which may take an assignment of Lessee's interest in the Leased Premises. In the event Lessee elects not to act the capacity of operator in conducting the drilling or production operations for any well drilled under the terms of this Lease_, Lessee shall furnish Lessor a written notice which informs Lessor of such election and which simultaneously designates a proposed substitute operator for approval by Lessor. Lessor reserves the absolute right to approve or disapprove any such proposed substitute operator and no operations may be conducted on the Leased Premises by any such proposed substitute operator until Lessor has furnished Lessee a written notice of such approval. Any written request by Lessee for Lessor's consent to assign its operating rights hereunder must be accompanied by evidence acceptable to Lessor that the proposed operator/assignee has the financial and technical capabilities to undertake the obligations and liabilities imposed by the terms and conditions ofthis Lease unless such requirement is waived in writing by Lessor.

11.          In no event shall Lessee enter into a contract for the sale of Lessor's Royalty Fraction of CBM which does not provide for at least semi-annual redetermination of the prices paid for CBM sold under any such contract. Lessee shall not enter into any contract with any Affiliate relative to the sale, gathering, treating, compressing, marketing, operating, transporting or processing of any CBM produced from the Leased Premises without the prior written consent . of Lessor. IfLessee enters into any such Affiliate contract without Lessor's prior written consent, Lessor shall have the right to unilaterally declare that all royalties have not been paid and that a default has occurred under the provisions of Paragraph 3.(g) of this Lease .

COALBED METHANE LEASE - 12

12.          This Lease is granted without any covenant of title or warranty of title of any kind whatsoever, expressed or implied, and Lessee shall have no recourse against the Lessor in the event of any failure of title, nor shall any of the consideration paid hereafter, or any delay rentals or shut-in payments made hereunder be refunded to Lessee, except as otherwise expressly stated herein. Lessee shall have the right to purchase, pay or redeem any mortgage, tax or other lien on the Leased Premises and be subrogated to the rights of the holder thereof. Lessee at its option may discharge any tax lien upon Lessor's interest in the Leased Premises (unless such tax lien is being contested in good faith by Lessor by appropriate proceedings instituted for such purpose) and, in the event Lessee does so, Lessee shall have the right to apply royalties hereunder to reimburse such payment after notice thereof to Lessor. IfLessee obtains a title opinion or title insurance policy on any portion of the Leased Premises, Lessor will be provided a copy of such title material at no cost to Lessor. Lessee may undertake title curative work for the purpose of which is to affirm Lessor's title or possession of the Leased Premises. The results of any such curative work shall be furnished to Lessor.

13.          Except as expressly limited in this paragraph but otherwise notwithstanding any other provision of this Lease, if this Lease covers a lesser interest inthe CBM in all or any part of said land other than the 100% CBM estate, or no interest therein, then the Delay Rentals and minimum annual rentals and CBM royalties, shall be paid only in the proportion which the interest therein, if any, covered by this Lease, bears to the whole 100% CBM estate therein. The Bonus Payments shall be due and payable notwithstanding that the ownership of the CBM estate shall be determined or believed to be less than 100%. The Bonding requirements shall remain the same notwithstanding the determination of any reduction in the Lessor's CBM interests. Should any lands covered by this Lease be subject to a nonparticipating royalty interest, the royalty to be paid to Lessor herein shall be proportionately burdened or reduced by said nonparticipating royalty interest. Lessor's royalty shall proportionately bear such nonparticipating royalty interests and Lessee shall, prior to the date herein above set out for the first payment of royalty from each well herein, notify Lessor in writing of the existence of such nonparticipating royalty, such notice shall specifically describe the creating of such interest and shall include copies of the instruments creating a nonparticipating royalty to the extent, and only to the extent that such interests would be borne by Lessor if the owners of those interests adopted and ratified the terms of this Lease, whether or not such adoption or ratification has in fact occurred. Proceeds due any other third party for production from a well on the Leased Premises shall be borne by Lessee.

14.          Lessee is hereby granted the right, subject to the provisions of Paragraph 16 of this Lease, to conduct or cause to be conducted, those operations which it deems reasonably necessary for its development of the Leased Premises. Such operations may be conducted, with the permission of the surface owner, by Lessee, its agents, representatives, and contractors solely for Lessee's benefit, and the right to conduct such operations may not be assigned by Lessee to any other party unless the grant includes all or a portion of the leasehold operating interest created by this Lease. Notwithstanding anything in this Lease to the contrary, Lessor reserves the right to conduct, or grant the right to conduct to third parties, exploratory operations on the Leased Premises in respect of the non-CBM and other Hydrocarbon and non-Hydrocarbon estate.

COALBED METHANE LEASE - 13

All such rights are subject to legislation, rules and policies as may exist from time to time as established by the Commission .

15.          The execution of division orders shall never be required as a prerequisite for payment of royalty or any other monies accruing under this Lease. Any amendment, alteration, extension or ratification of this Lease or of any term or provisions hereof shall be made by a recordable instrument titled "CBM Lease Amendment'' executed by Lessor and Lessee, and any purported amendment, alteration, extension or ratification not so drafted and executed shall be of no force or effect. (Insert statement of equivalents **)

16.          The provisions ofthis paragraph shall be operative as to (i) the Leased Premises and (ii) any lands pooled therewith (the "Area").

16. (a)    Lessee shall notify Lessor:

16. (a)(l)       inwriting , no later than ten (10) days prior to the commencement of any seismic or drilling operations, including the location of any proposed seismic operations and the location and objective depth of any proposed well.

16. (a)(2)      either orally or inwriting, at least forty-eight (48) hours prior to commencement of any operations to test, log or plug any well.

16. (a)(3)      either orally or in writing , at least twenty-four (24) hours prior to conducting any completion or coring operations on any well.

16. (a)(4)      inwriting , as to the date any well is (i) commenced, (ii) completed, (iii) plugged or (iv) shut-in, within twenty-four (24) hours of same.

16. (b) Lessee shall furnish Lessor the following information for each well (including exploration core holes) drilled within twenty-four (24) hours after such information is made, produced or obtained by Lessee:

1.            Daily drilling and mud log reports.

2.            Samples of all cores and samples taken from the mud or coring.

3.            Complete copies of all logs and electrical survey runs showing formations encountered and the identification of such formations as determined by Lessee, its geologists or paleontologists. Also, Lessee shall furnish Lessor with log data in LAS Fonnat or other format requested by Lessor on 3W' floppy disk or CD-Rom.

4.            Results of all tests, including drill stem tests, formation tests, core analyses, water quality, desorption results, and vitrinite reflectance.

5.            All dipmeter and velocity surveys, including Lessee's interpretations thereof.

6.            Adsorption isotherm data and vitrinit e reflectance data.

COALBED METHANE LEASE - 14

7.            Copies of all permits or forms filed with the Oil and Gas Commission or any governmental agency.

8.            Monthly production reports and information regarding the sale of CBM and its respective constituent products produced hereunder.

9.            Surveys of the Leased Premises, including location plats, made by or for Lessee annually update and submit

10.          Such other information and data as the Lessor may reasonably request, all of which information shall be held by Lessor as confidential information, which shall not, without the prior written consent of Lessee, be disclosed in any way to any other person, firm or business entity.

16. (c)    Lessee shall submit to Lessor on an annual basis a map showing the well locations and designation of all Well Tracts.

16. (d)    Ifpermitted by third party contacts, Lessee shall furnish Lessor copies of all proprietary seismic and geophysical data owned by Lessee, including source tapes, field data and associated documentation and the results of any reprocessing of such data. In addition, if so permitted, Lessee shall furnish copies of all seismic and geophysical data acquired by or used by Lessee after the date of this Lease including copies of source tapes, field data and associated documentation and the results of any reprocessing of such data relating to lines crossing the Area, and any other seismic data generated as a result of such seismic operations from which Lessee is required to furnish data to Lessor

16.(e)      Information furnished to Lessor hereunder may be used for its own purposes or that of any affiliated, subsidiary; provided, however, Lessor and/or its affiliated subsidiary companies agree that such information shall be maintained confidential by Lessor and/or its affiliated and subsidiary companies for a period of one (1) year from the date such information becomes available to Lessor.

17.         During the term of this lease, Lessor and/or its'authorized representatives, at Lessor's sole risk and expense, shall have full rights of ingress and egress to the Area and any lands pooled therewith for the purpose of inspecting drilling or producing operations, machinery, equipment and all other operations or purposes which Lessor may consider necessary or advisable. Additionally, upon not less than five (5) days' advance notice to Lessee, Lessor and/or its authorized representatives, shall have the right, during regular business hours at Lessee's office, to inspect, examine, make copies of and extracts from Lessee's books, records, accoWlts, contracts, commitments and agreements insofar as they relate to the Leased Premises, operations thereon or production therefrom (including, without limitation, the information referred to in Paragraph 16 above).

COALBED METHANE LEASE - 15

18           (a). Prior to Lessee abandoning any wells on the Leased Premises Lessor shall have the right, within thirty (30) days (twenty-four (24) hours if a rig is on location) after receipt of notice of Lessee's intention to so abandon, to take over the well or wells. Lessor shall give Lessee written notice of its intention to take over any such well or wells on or before the expiration of such thirty (30) day or twenty-four (24) hour period, whichever is applicable If the well is taken over by Lessor and results in a completion attempt wherein a well capable of production is encountered, then all of Lessee's right and interest in such well shall be owned by Lessor as provided hereinafter. It is expressly understood that Lessee's interest in and rights to such well and its associated Well Tract may be subject to agreements under which other parties may have a contractual right to take over said well and to acquire all, or a portion, of Lessee's rights, exclusive of those to be earned by Lessor hereunder. In the event one or more parties having such right, including Lessor, desire to take over the well, this Lease shall be released to Lessor (as to the well and its associated Well Tract as hereinafter provided); provided that Lessor agrees to pay Lessee the reasonable salvage value of any salvageable material in the hole which Lessee has contributed, less the cost of salvaging same. Should Lessee fail to comply with the terms and conditions of this Paragraph 18 prior to plugging any well on the Leased Premises, Lessee shall pay to Lessor $ 100,000 as liquidated damages for such noncompliance.

IfLessor takes over the well and the completion attempt results in a dry hole, Lessor agrees to plug and abandon the well or wells at its sole cost, risk and expense and Lessee's rights hereunder shall remain in full force and effect.

Likewise, if Lessor takes over the well, but no operations are conducted in said well by Lessor and Lessor notifies Lessee within 30 days after Lessor took over said well that Lessor is releasing said well, then, and in that event, Lessee agrees to plug and abandon the well or wells at its sole cost, risk and expense.

Upon receipt of such notice from Lessor after the takeover of a well that the Lessor has completed a well capable of production., Lessee shall promptly deliver to Lessor a release of all of its interest in the Well Tract for such well, made pursuant to the provisions of Paragraph 5 relating to termination of the Lease as to Well Tracts and Lessor shall pay to Lessee the salvage value of the salvageable material for the well determined in accordance with the provisions of customary accounting procedures . The material shall then be conveyed to Lessor by an itemized bill of sale free and clear of all encumbrances.

Lessor's rights and Lessee's obligations under this Paragraph 18 shall not be effective so long as Lessee maintains the Lease as to the Well Tract for such well by Other Operations (excluding abandonment) or by Drilling Operations as provided in Paragraph 5.

18 (b) Plugging and other covenants.

Lessee shall comply with all rules and regulations of the State of Louisiana concerning the casing of wells or the plugging of dry and abandoned CBM wells, and with any other laws pertaining to CBM wells.

COALBED METHANE LEASE - 16

Lessee shall plug all holes and abandon CBM wells in accordance with the rules and regulations of the State of Louisiana in accordance with the following:

a.	CBM wells shall be mapped by a registered land surveyor to locate the collar and elevation of the holes on the surface.

b.	Appropriate well logs shall be run in the well to detennine the exact depth and thickness of all coal seams. The logs to be run shall include at a minimum gamma ray, bulk density and caliper. Lessor shall have the right to run additional logs of its own at a time convenient to Lessee. Lessor shall bear the cost of any expenses incurred for said additional logging.

c.	Surface casing shall be left in the hole as specified in the drilling permit.

d.	Lessee shall notify Lessor in writing at least thirty (30) days prior to the beginning of any well plugging operation as per Paragraph 18(a).

18 (c) Restoration

Lessee agrees, upon the completion or abandonment of each well drilled by it on the Leased Premises, to promptly restore the surface of the Leased Premises to as near the same condition as it was prior to the drilling of said well as is practicable. Such surface restoration shall include, without limitation, reforestation, the cleaning and levelling of all locations, the filling and levelling of all mud pits or other excavations, including roads, the removal of all drilling mud and drilling fluids from such pits and other excavations prior to the filling and levelling thereof . Ifthe relevant well is abandoned as a dry hole or after the cessation of production, Lessee shall remove all fences, equipment, machinery, and tanks, and all other structures, concrete or other foundations or property of any kind or character as soon as possible after the cessation of such operations but no later than three (3) months after the abandonment of each drill site.

19. (a). Lessee agrees to indemnify and hold Lessor harmless from any claim or cause of action by any person whomsoever arising out of or in connection with its operations on the Leased Premises, including, but not limited to any claims by the owner of the surface or other mineral interest holders. Inthe event Lessor is made a party defendant in any claim for loss, injury, or damages to persons or property arising out of or in connection with Lessee's operations on the Leased Premises or lands pooled therewith, Lessee agrees to defend Lessor at its sole cost and expense and satisfy any judgment which may be rendered against Lessor. IfLessee fails or refuses to retain counsel and actively defend any such suit, Lessor may retain counsel of its choice to defend the action. Lessee in such event shall be liable for reasonable attorneys' fees, court costs, including expert witne'Sses, and the amount of any money judgme nt which may be awarded against Lessor.

COALBED METHANE LEASE - 17

19. (b).Lessee on behalf of itself and its directors, officers, employees, agents, consultants, contractors, licensees and invitees and their respective successors and assigns (collectively, the "Releasors") shall indemnify and hold harmless Lessor and its directors, officers, employees, agents consultants, contractors, licensees and invitees and their respective heirs, executors, administrators, successors and assigns (collectively, the "Releasees"), and each of them, from and against any and all liens, claims, demands, suits, actions, causes of action, costs, expenses, losses, damages and liabilities (including without limitation special, exemplary or consequential damages and economic loss and including losses from property damage, personal injury or death), orders including penalties and fines imposed pursuant to any federal or state legislation, and judgments, suffered or incurred by the Releasees or any of them or brought, made or imposed against the Leased Premises or lands pooled therewith or against the Releasees or any of them, in respect of, as a result of or arising from:

(i)          any personal injury (including death resulting at any time therefrom) or property damage or loss suffered or incurred on the Leased Premises or lands pooled therewith in connection with any operation or activity of the Releasors or any of them or any exercise or purported exercise of the CBM Rights or any rights ancillary thereto; or

(ii)          any breach or default in the due observance or performance of the obligations of Lessee under this Lease; or

(iii)          any negligence or wilful misconduct on the part of the Releasors or any of them on or with respect to the Leased Premises or lands pooled therewithor with respect to the CBM Rights or any exploitation thereof; or

(iv)          any damage to or contamination of the Leased Premises or lands pooled therewith or any improvements thereto or any other environmental damage caused by the Releasors or any of them or arising from or as a result of any exercise or purported exercise of the CBM Rights or any rights ancillary thereto; or

(v)          the CBM Rights, or any activity or operations of the Releasors or any of them on or with respect to any part of the Leased Premises or lands pooled therewith, or any act or omission of the Releasors or any of them with respect to or in connection with the CBM Rights or the exercise or exploitation thereof under this Lease or otheiwise.

19 (£)          Lessor and any third party having coal mining rights granted by Lessor shall have no responsibility for the shortening of the productive life or the reduction in the amount ofrecoverable reserves from any Well Tract or portion of the Leased Premises as a result of coal mining activities on the Leased Premises ("Mine Through").

COALBED METHANE LEASE - 18

20.          Except with respect to notices and reports required to be given pursuant to the provisions of Paragraph 16 hereof, any notice or other communication permitted or required under the terms hereof shall be in writing and, unless othelWise specified, shall be deemed properly given on the ate personally delivered or on the date postmarked if mailed, registered or certified, by postage prepaid and United States mail, addressed to Lessor or Lessee at the addresses set forth below, or to such other address as may hereafter be designated by either party to the other by notice.

Notice given in any other manner shall be effective only if and when received.

Except as expressly provided herein to the contrary, all notices and reports , required under this Lease shall be delivered to Lessor at the following address:

International Paper Company

Mineral Resources Division

7600 W.Tidwell Rd., Suite 300

Houston, Texas 77040-5714

Attention: Manager Mineral Resources

Physical Address:

International Paper Company

Mineral Resources Division

7600 W.Tidwell Rd.,Suite 300

Houston, Texas 77040-5714

All payments, royalty payments and royalty reports shall be made and delivered to Lessor on the due dates set forth herein at the following address:

International Paper

Mineral Resources Division

7600 W.Tidwell Rd.,Suite 300

Houston, TX 77040-5714

Telephone numbers listed for convenience:

Phone Number (713) 651-2768

Fax Number    (713) 951-4554

Email address: ________________

All notices required under this Lease from Lessor to Lessee shall be delivered to Lessee at the following address:

E&Pco

2500 Tanglewilde

Suite 492

Houston, TX 77063

Telephone numbers listed for convenience:

Phone Number 713-978-6503

Fax Number 713-978-6772

COALBED METHANE LEASE - 19

21.         Upon expiration or termination of this Lease for any reason as to all or any portion of the Leased Premises, Lessee at its sole cost and expense shall promptly prepare, execute and file in the appropriate Parish land records office an appropriate release instrument covering all or such portion of such land, and shall forward a copy of same as recorded to Lessor. Failure to provide Lessor with a recorded copy of said instrument within ninety (90) days after the expiration of the Primary Term (or any other time at which there has been a termination of the rights under this Lease, whether partial or complete) will result in a penalty to Lessee of $100.00 per: day until said instrument is provided to Lessor. The daily penalty shall not begin to accrue until 30 days after Lessor has notified Lessee in writing to file such release. The penalty will be due and payable on demand of Lessor.

22.         Lessee, if not in default hereunder, and provided Lessor does not elect to take over any well(s) shall have the right at any time during or within one hundred eighty (180) days after the expiration of this Lease to remove all property and fixtures placed by Lessee on the Leased Premises, including the right to draw and remove all casing; provided that, Lessor shall have the right to acquire any fresh water wells drilled by Lessee on the Leased Premises by paying Lessee the salvage value of the equipment in and on such well less the cost of salvaging the same. All property and fixtures not removed within such one hundred eighty (180) day period will become the property of the Lessor or the surface owner, except that if Lessor at any time during or within ten (10) days after the expiration of this Lease requires in a written notice to Lessee that any of such property be removed, Lessee shall remove the same within such one hundred eighty (180) day period, or, in the event Lessee fails so to do, Lessor may remove same at the sole cost, risk and expense of Lessee.

23.         During the term of this Lease, Lessee shall, at its expense, maintain in force and effect minimum insurance in a form subject to approval of Lessor and with an insurance company approved by Lessor as follows:

A.          Comprehensive General Liability Insurance, with limits of liability of not less than the following:

Bodilyinjury/PropertyDamage
Combined any one occurrence	$1,000,000
Aggregate	$2,000,000

Such insurance shall include the following:

1.	Contractual Liability, insuring the indemnity agreements contained in this contract.
2.	Coverage for property damage due to blasting and explosion, structural property damage, underground property damage, and surface damage from blowout and cratering.
3.	Lessee shall purchase Extended Reporting Provision if policy is written on a claims-made basis and is non-renewed or cancelled.

COALBED METHANE LEASE - 20

B.           Comprehensive Automobile Liability Insurance, with limits of liability of not less than the following:

Bodilylnjury/PropertyDamage

Combined any one accident or occurrence      $2,000,000

Such coverage shall include owned, hired and nonowned v ehicles.

C.          Excess Liability Insurance with limits of liability of not less than $5,000,000.

D.          Environmental Impairment Liability Insurance with limits of liability of not less than $5,000,000.

Each insurance policy maintained by Lessee, must be endorsed as follows:

1.	Lessor, its owners, subsidiaries and affiliated companies, as well as their employees, officers, and agents shall be named as "Additional Insured ." (Except for Workmen's Compensation policy).

2.	All coverages shall contain waivers of subrogation (whether by loan receipts, equitable assignment, or otherwise) against Lessor, its owners, subsidiaries and affiliated companies, as well as their employees, officers and agents.

3.	The coverage afforded herein shall be primary in relation to any policies carried by Lessor, its subsidiaries, owners and affiliated companies, as well as their employees, officers and agents.

In addition to the above insurance requirements the Lessee shall obtain coverage under the Workers Compensation Act and regulations and the Lessee shall be considered to be the "Prime Contractor" under the Workers Compensation Act and regulations . The Lessee shall also require that all subcontractors be in compliance with the provisions of the Workers Compensation Act and regulations.

Lessee shall furnish Lessor with certificates of insurance evidencing compliance with this obligation prior to commencement of operations hereunder and shall give Lessor ten (10) days notice of any proposed change of insurance carriers or coverage.

24.         During the term of this Lease, Lessee shall be responsible for and pay when due, or reimburse Lessor for if paid by Lessor, any and all taxes payable in respect to the CBM, or any exploitation, or production, or operation, or activity, or property or improvements by the Lessee on the Leased Premises or with respect to the CBM, including all real and personal property taxes, assessments and charges and Lessee shall provide proof of payment to Lessor promptly. Lessor shall provide copies of all such notices to Lessee upon receipt.

In the event Lessee fails to pay any royalty or any other sum due to Lessor under this Agreement in the manner so prescribed , Lessor shall have, without notice to Lessee or demand to Lessee, a perfected security interest and a lien on all machinery, equipment, structures, and other property of Lessee of every kind located on the Leased Premises at the time of default and thereafter. If such a default in payment continues for more than thirty (30) days, the above granted lien may be enforced as provided by the laws of the State of Louisiana, including but not limited to the Uniform Commercial Code.

COALBED METHANE LEASE - 21

25.         The Lessee shall give Lessor prompt written notice of any claims of or by third parties or any other event or circwnstance that could adversely affect the ability or legal right of the Lessee to produce, save, take clear title to and sell CBM from the LeIased Premises pursuant to the CBM rights granted herein(the "Adverse Claims"). The Lessee shall use all reasonable commercial efforts to resist and defend against any Adverse Claims, anh shall not, without Lessor's prior written corisent, which will not unreasonably be withheld, settle any Adverse Claims in any manner that could adversely affect the ability or legal ri*t of the Lessee to produce, save, take clear title to and sell CBM from any part of the Leased Premises pursuant to any of the rights granted herein. Lessor shall have the right at Lessor's !expense to participate in resisting and defending against any Adverse Claims and at its option to!assume conduct thereof, in its own name or in the name of the Lessee or both.

The Lessee shall pay and continue to pay the CBM royalty as provided herein notwithstanding any Adverse Claims, provided that to the extent the payments hereunder=would be reduced if an Adverse Claim were successful, the Lessee may pay the proportionate part of each subsequent payment that would be applicable to such reduction, into trust an escroYi account or registry of a court of competent jurisdiction in the State of Louisiana pending final resolution or settlement of the Adverse Claim, on terms that provide for payment thereof according to such final resolution or settlement including payment to Lessor in the event that the Adverse Claim is not upheld.

26.         Notwithstanding any operational standards set out in thi Lease, it is understood and agreed that all rights granted hereunder are subject to the applicable laws of the State of Louisiana without limiting the generality of the foregoing the applicable provisions of the Petroleum and-Natural Gas Act, the Oil and Gas. Comm-i-s--s-i--o. n..·.A_,_c_t, the.Coal Act, the Forest Practi Mines Act. Failure to comply with any provisions of applicable laws will allow the Lessor at its option to terminate this Lease by giving notice pursuant to Section 20.

27.         All references to currency are in United States funds.

28. (a)           This Agreement is and will be deemed to have been made in Louisiana, and for all purposes will be governed exclusively by and construed·and enforced in accordance with the laws prevailing in the State of Louisiana and the rights and remedies of the parties will be detennined in accordance with those laws. ·

28. (b) Each of the parties irrevocably attoms to the jurisdiction of the courts of Louisiana and all courts having appellate jurisdiction thereover and agrees that any proceeding commenced or maintained in respect of or arising as a consequence of this Lease will be commenced or maintained only in such of those Courts as is appropriate.

29. (a) All questions or matters in dispute with respect to accounting, engineering or · technical matters, other than disputes over royalty payments which shall be governed by paragraph 3(h) hereof, will be submitted to arbitration pursuant to the terms of this Section 29. All arbitrators appointed shall be knowledgeable with respect to the subject matter or question.

COALBED METHANE LEASE - 22

29. (b) It will be a condition precedent to the right of any party to submit any matter to arbitration pursuant to the provisions of this Section 29, that any party intending to refer any matter to arbitration will have given not less than thirty (30) days' prior written notice of its intention so to do to the other party together with particulars of the matter in dispute.

29. (c) On the expiration of such thirty (30) days, the party who gave such notice may proceed to refer the dispute to arbitration as provided in Paragraph 29.(d). The parties may appoint a single arbitrator by mutual agreement.

29. (d) In the event the parties do not appoint a single arbitrator, the party desiring arbitration will appoint one arbitrator, and will notify the other party of such appointment, and the other party will, within 15 days after receiving such notice, appoint an arbitrator, and the two arbitrators so named, before proceeding to act, will, within 15 days of the appointment of the last appointed arbitrator, unanimously agree on the appointment of a third arbitrator to act with them and be chairman of the arbitration herein provided for.

29. (e) Ifthe other party will fail to appoint an arbitrator within 15 days after receiving notice of the appointment of the first arbitrator, and if the two arbitrators appointed by the parties fail to agree on the appointment of the chairman, the chairman will be appointed under the provision of the American Arbitration Association.

29. (£) Except as specifically otherwise provided in Paragraph 30.(d) the arbitration herein provided for will be conducted in accordance with such Rules of the American Arbitration Association for the Resolution of Commercial Disputes ("Rules").

29. (g) The chairman, or in the case where only one arbitrator is appointed, the single arbitrator, will fix a time and place in Houston, Texas, for the purpose of hearing the evidence and representations of the parties, and he will preside over the arbitration and determine all questions of procedure not provided for under such Rules or Paragraph 30.(d).

29. (h) After hearing any evidence and representations that the parties may submit, the single arbitrator, or the arbitrators, as the case may be, will make an award and reduce the same to writing, specifying the time frame for the award and deliver one copy thereof to each of the parties.

29. (i) The expense of the arbitration will be paid as specified in the award.

29.(j) The parties agree that the award of a majority of the arbitrators, or in the case of a single arbitrator, of such arbitrator, will be final and binding upon each of them, subject only to the limited appeals from arbitration awards.

30. (a) The parties agree to keep confidential certain information. "Confidential Information" is defined as

COALBED METHANE LEASE - 23

(i)           all information, data, kriowledge, and know-how (in whatever form and however communicated) relating, directly or indirectly, to Lessor (or to itsaffiliates or to its or their business, operations, properties, products, markets, or financial positions) that is delivered or disclosed by Lessor or any of its officers, directors, partners, members, employees, agents, affiliates, or shareholders to Lessee in writing, electronically, verbally, or through visual means, or which Lessee learns or obtains orally, through observation or through: analyses, interpretations, compilations, studies, or evaluations of such information, data, knowledge, or know-how, but

(ii)          does not include information, data, knowledge, and know-how, as shown by written records, that

(A)          is in Lessee's possession before disclosure to Lessee,

(B)          is in the public domain before disclosure to Lessee, or

(C)          lawfully enters the public domain through no violation of this Agreement after disclosure to Lessee, but

(iii)   includes all analyses, interpretations, compilations, studies, and evaluations of such information, data, knowledge, and know-how generated or prepared by or on behalf of Lessor or Lessee.

30. (b) The term "document," as used inthis Lease, includes any writing, instrument, agreement, letter, memorandum, chart, graph, blueprint, photograph, financial statement, or data, telex, facsimile, cable, tape, disk, or other electronic, digital, magnetic, laser, or other recording or image in whatever form or medium.

30. (c) Recipient will use the Confidential Information solely for the Purposes of carrying out its obligations under the Lease and for no other purpose. ·

30. (d) Lessee will keep the Confidential Information confidential and not disclose the Confidential Information to any person or entity other than

(i)           such of Lessee's officers, directors, partners, members, employees, attorneys, accountants, or financial advisors who have a bona fide need to have access to sucb Confidential Information in order for Lessee to carry out the Purposes, and

(ii)          such other persons as Lessor hereafter agrees inwriting may receive such Confidential Information (which agreement may be withheld for any reason or for no reason).

30. (e) Lessee will be responsible and liable for any use or disclosure of the Confidential Information by such parties in violation: of this Agreement.

30.  (f) Nothing contained herein will be deemed to prevent disclosure of any of the Confidential Information if, such disclosure is legally required to be made in a judicial, administrative, or governmental proceeding pursuant to a valid subpoena or other applicable order, but, Lessee will

COALBED METHANE LEASE - 24

(i)           give Lessor at least 10 days written notice (unless less time is permitted by the applicable proceeding) before disclosing any Confidential Information in any such proceeding and, in making such disclosure,

(ii)          disclose only that portion thereof required to be disclosed, and

(iii)         will take all reasonable efforts to preserve the confidentiality thereof, including obtaining protective orders and supporting Lessor in intervention.

31.         This Lease may be executed in multiple counterparts, each of which shall be deemed an original for all purposes and all of which taken together shall constitute a single document, but shall not be effective unless executed by all the Parties hereto.

32.         The obligations of the parties under this Lease are subject to extension due to force majeure as defined in this paragraph. If either party hereto is rendered unable, wholly or in part, by force rnajeure to carry out its obligations under this Lease, other than the obligation to make money payments, that party shall give to the other party hereto prompt written notice of the force majeure with reasonably full particulars concerning it; thereupon, the obligations of the party giving the notice, so far as they are affected by the force majeure, shall be suspended during, but no longer than, the continuance of the force majeure. Force Majeure does not begin and shall not be effective for any purpose under this Lease until the other party shall have received written notice of the force majeure condition from notifying party. The affected party shall use all reasonable diligence to remove the force majeure situation as quickly as practicable. The requirement that any force majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes, lockouts, or other labor difficulty by the party involved, contrary to its wishes; how all such difficulties shall be handled shall be entirely within the discretion of the party concerned once the cause of force majeure is eliminated, the claiming party shall promptly recommence operations. The term "force rnajeure" as here employed, shall mean an act of God, strike, lockout, or other industrial disturbance, act of the public enemy, war, blockade, public riot, lightning, fire, storm, flood, explosion, governmental action, governmental delay, restraint or inaction, unavailability of equipment, and any other cause; whether of the kind specifically enumerated above or otherwise, which is not reasonably with in the control of the party claiming suspension. Lessor on prior written notice may terminate this Lease if a cause of force majeure claimed by Lessee lasts longer than 365 days.

33.         Severability -Ifany provision of this Lease or the application thereof to Lessor or Lessee shall, for any reason and to any extent, be held to be invalid or unenforceable, the remainder of this Leased agreement shall not be affected thereby, but rather shall be enforced to the greatest extent permitted by law.

COALBED METHANE LEASE - 25

34.         Binding Effect -This Lease agreement shall inure to the benefit of and be binding upon the successors and assigns of Lessor and Lessee.

INWITNESS WHEREOF, the parties have executed this Lease effective as of the date first above written.

LESSOR:

LESSOR:

INTERNATIONAL PAPER COMPANY

By:	/s/ R.T. Kaczorowski
R.T. Kaczorowski
Agent and Attorney-in-Fact

LESSEE:
E&Pco

By:	/s/ Charles E. Edwards

Title:	CHIEF EXECUTIVE OFFICER

Instrument Prepared by:	INTERNATIONAL PAPER COMPANY
P.O. Box 4258
Houston, Texas 77210

COALBED METHANE LEASE - 26

EXHIBIT "A"

Attached to and made a part of that certain Coalbed Methane Lease between International Paper Company, as Lessor and E&Pco, as Lessee, dated May 1, 2008.

The Leased Premises shall consist of the CBM Interests owned by International Paper Company in the following described lands located in Caldwell Parish, LA

Caldwell Parish, LA -Exhibit A Property Description: 9661± acres

Tl3N -R5E

Section 1	Entire Section

Section 2	NE 4
E2 of NW4
NW4 of NW4
SW4 -A11lying N & E of Morengo Lake and Bayou
SE4

Section 12	Entire Section

Section 13	Entire Section

Section 24	Entire Section

Section 25	Entire Section lying N of Boeuf River ·

T13N -R6E

Section 5	Lot 3 (SW4 of SW4 lying S & W of Boeuf River)

Section 6	Lot 3, 4 & 5 (All lying S & W of Boeuf River)

Section 7	Entire Section

Section 8	Lots 3, 4 & 6 (All lying S & W of Boeuf River)

Section 17	Lots 2, 3, 4, 5, 6 & 7 (All lying W of Boeuf River)

Section 18	Entire Section

Section 19	Lots 1, 2, 3, 4, 5, 6 & 7 (All lying W of Boeuf River)

Section 20	Lots 2, 3, 4, 5 & 8 (All lying W of Boeuf River)

Section 30	Entire Section N & W of Boeuf River

Section 21	Lot 4 (All of NW4 lying W of Boeuf River)

Section 21	Lot 5 (All of SW4 lying W of Boeuf River)

T14N -R5E

Section 25	Lots 5, 6, 7 & 8 (All lying S of Boeuf River)
S2 of SW4
S2 of SE4

COALBED METHANE LEASE - 27

Section 26	Lots 2, 8 & 9 (All lying S of Boeuf River)
SW4 of SW4
SE4 of SE4

Section 27	Lots 2, 8 & 9 (All lying S of Boeuf River) E2 of SE4
NW4 of SE4

Section 35	Entire Section

Section 36	Entire Section

Tl4N -R6E

Section 30	Lot 5 (All lying S & W of Boeuf River)

Section 31	Lots 2 & 3 (All lying S & W of Boeuf River)

COALBED METHANE LEASE - 28

EXHIBIT "A-1"

Attached to and made a part of that certain Coalbed Methane Lease between International Paper Company, as Lessor and E&Pco, as Lessee, dated May 1, 2008 .

Map ofLeased Premises

Richland
14N - 5E
14N - 6E
Caldwell
LA
Lease Area 9661 Acres ±
13N - 5E
13N - 6E
1:48,000
Frankli
E&P Co. Lease Area
East Caldwell Parish, LA
E&PCo Lease Area
0 2,000 4,000 8,000 12,000
Feet

State of Louisiana,
Parish of Caldwell

I hereby certify that the above 30 pages contains a true copy of the original instrument as same appears in this office under register number 222364 on date 2-13-09 Time 1:04 P.M. recorded in Oil + Gas record Book 91 page 746

Given under my hand and seal this 13 day of February 2009

Brenda Murphy
Dy. Clerk & Ex-Officio Recorder

222364

222364
FILED AND RECORDED
O+G BK 91 PAGE 746
2009 FEB 13 PM 1:04
BY Brenda Murphy
DY. CLERK & RECORDER
CALDWELL PARISH

COALBED METHANE LEASE - 29

Dear Osman,

Attached please find a copy of the lease agreement which is certified and registered in the Caldwell Parish Clerk of Records. (file # 222364)

This goes along with item #7 of the outstanding list.

Regards,

Charles E. "Chuck" Edwards

E&Pco, LLC

2500 Tanglewilde, Suite 492

Houston, Texas 77063

Direct:   713-978-6503

Fax:       713-978-6772

E-mail: chuckedwards@e-pco.com